Exhibit 10.7
PURCHASE AND SALE AGREEMENT
[Park 429: 641 & 643 East Crown Point Road, Ocoee, FL]

ARTICLE 1:    PROPERTY/PURCHASE PRICE
1.1    Certain Basic Terms.
(a)    Purchaser and Notice Address:
BCI IV ACQUISITIONS LLC, a Delaware limited liability company
c/o Black Creek Capital Group
518 17th Street, 17th Floor
Denver, Colorado 80202
Attention: Thomas McGonagle
Email: tmcgonagle@blackcreekgroup.com
With a copy to:
Joshua J. Widoff
General Counsel
Black Creek Capital Group
518 17th Street, 17th Floor
Denver, Colorado 80202
Email: jwidoff@blackcreekgroup.com
and a copy to:

Jeremy T. Bunnow
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Email: jeremy.bunnow@bfkn.com
(b)    Seller and Notice Address:
BPG OCOEE 1, LLC, a Delaware limited liability company
c/o BlueScope Properties Group
1540 Genessee Street
Kansas City, MO 64102
Attn: Matthew Roth
Telephone: 816/968-3512
Email: matthew.roth@bluescopeproperties.com
With a copy to:
Greenberg Traurig LLP
77 West Wacker Drive, Suite 3100
Chicago, Illinois 60601
Attn: Milos Markovic, Esq.
Telephone: (312) 456-1041
Email: markovicm@gtlaw.com
(c)    Effective Date:    May 16, 2018.

(d)    Purchase Price: $45,700,000.00.
(e)    Earnest Money: $1,000,000.00, including interest thereon.
(f)    Due Diligence Period:    The period ending at 5:00pm eastern on May 25, 2018.
(g)    Closing Date: June 4, 2018.
(h)    Title Company:
First American Title Insurance Company,
National Commercial Services
Attn: Chad Wilson, Senior Escrow Officer
1850 Mt. Diablo Blvd., Suite 300
Walnut Creek, CA 94596
Telephone: (925) 927-2155
Email: cjwilson@firstam.com
(i)    Escrow Agent:
First American Title Insurance Company,
National Commercial Services
Attn: Chad Wilson, Senior Escrow Officer
1850 Mt. Diablo Blvd., Suite 300
Walnut Creek, CA 94596
Telephone: (925) 927-2155
Email: cjwilson@firstam.com
(j)    Broker: CBRE.
1.2    Property. Subject to the terms of this Purchase and Sale Agreement (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (the “Property”):
(a)    The real property described in Exhibit A, together with the buildings and improvements thereon (the “Improvements”), and all appurtenances of the above-described real property, including easements or rights-of-way relating thereto, and, without warranty, all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the real property described above or any vacated or hereafter vacated street or alley adjoining said real property.
(b)    All title and interest, in and to all fixtures, furniture, equipment, and other tangible personal property, if any, owned by Seller (the “Personal Property”) presently located on such property, but specifically excluding any items of personal property owned by tenants.
(c)    All of Seller’s interest, as landlord, in the “Leases,” being, collectively, (i) that certain Lease Agreement between Seller and City Furniture, Inc., dated February 22, 2018, (ii) that certain Lease Agreement between Seller and Maintenance Supply Headquarters, LP, dated March 19, 2018 (the “Maintenance Supply Lease”), (iii) that certain Lease Agreement between Seller and Kramer America, dated May 19, 2017, and (vi) all leases and amendments thereto which may be made by Seller after the date hereof and before Closing as permitted by this Agreement.
(d)    All of Seller’s right, title and interest, if any, in and to all of the following items, to the extent assignable and without warranty (the “Intangible Personal Property”): (A) licenses, and permits relating to the operation of the Property, (B) the right to use the name of the property (if any) in connection with the Property, but specifically excluding any trademarks, service marks and trade names of Seller and with reservation by Seller to use such name in connection with other property owned by Seller in the vicinity of the Property, (C) if still in effect, guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the Property, including the construction or operation thereof, excluding with respect to the Ongoing Work (defined below), (D) that certain Holdback Escrow Agreement dated May 7, 2018 among Seller, Kramer America, Inc. and Grace Title, Incorporated, and (E) subject to the provisions of Section 5.2(d) below, that certain Exclusive Lease Listing and Commission Agreement between Seller and Cite Realty Partners, LLC dated as of May 26, 2017 (the “Leasing Commission Agreement”).

(e)    All of Seller’s interest, as landlord, in the Assumed Service Contracts (hereinafter defined).
1.3    Earnest Money. The Earnest Money, in immediately available federal funds, evidencing Purchaser’s good faith to perform Purchaser’s obligations under this Agreement, shall be deposited by Purchaser with the Escrow Agent not later than the second business day after the Effective Date. In the event that Purchaser fails to timely deposit the Earnest Money with the Escrow Agent, this Agreement shall be of no force and effect. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with Article 9 below.
1.4    Independent Contract Consideration. At the same time as the deposit of the Earnest Money to the Escrow Agent, Purchaser shall deliver to Seller in cash the sum of One Hundred and No/100 Dollars ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Purchaser’s exclusive option to purchase the Property and the Due Diligence Period provided herein, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.
ARTICLE 2:     INSPECTIONS
2.1    Property Information. Seller shall provide (or has provided) copies to Purchaser, via electronic data room, to the extent in Seller’s possession or reasonable control, the following (“Property Information”):
(a)    the Leases including all amendments;
(b)    the most current rent roll of the Property itemizing all Leases in effect and the current rent, the amount of security deposits, current Operating Costs (as defined below) and other expense recoveries thereunder (“Rent Roll”);
(c)    year to date operating statements (the “Operating Statements”);
(d)    a list and copies of any management, service or maintenance agreements, if any, relating to the Property (“Service Contracts”);
(e)    any existing land title survey of the Property;
(f)    any environmental, soils, architectural and engineering reports prepared for Seller in connection with Seller’s purchase, ownership or management of the Property;
(g)    as-built drawings;
(h)    warranties, guaranties, permits, certificates of occupancy and/or substantial completion;
(i)    the Leasing Commission Agreement;
(j)    the Maintenance Agreement (hereinafter defined);
(k)    that certain Standard Form of Agreement Between Owner and Contractor for a Project of Limited Scope made as of May 10 2018 between Steve Black Construction and Seller (the “Ongoing Work Contract”);
(l)    tenant financial statements; and
(m)    copies of all contracts and agreements regarding the Ongoing Work and the shell/core construction of the Improvements.
Except as otherwise expressly provided herein, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information.
2.2    Tenant Estoppels. Seller shall use commercially reasonable efforts to secure and deliver to Purchaser by the Closing Date estoppel certificates for all Leases executed by the applicable tenants (and any applicable guarantors) consistent with the information in the Rent Roll and substantially in the form attached hereto as Exhibit B or such form as may be required under the applicable Leases. Purchaser may terminate this Agreement upon 5 days notice to Seller if by the Closing Date Seller has not delivered estoppel certificates executed by the applicable tenants (and any applicable guarantors) for Leases covering 100 percent of the leased floor area of the Property that are consistent with the information in the Rent Roll and substantially in the form attached hereto as Exhibit B, show no materially adverse matters and are dated no earlier than 30 days prior to the Closing Date. Upon any such termination, the Earnest Money shall be immediately released to Purchaser, and neither party shall have any further rights or liabilities hereunder except for those provisions which survive the termination of this Agreement. Seller shall provide Purchaser with an opportunity to review each estoppel certificate prior to submitting same to each tenant.
2.3    Confidentiality. Purchaser agrees that information gathered in connection with this Agreement that is not generally known to the public (the “Confidential Information”) shall be considered Confidential Information, and such Confidential Information shall be used by Purchaser and its agents, contractors, engineers, surveyors, attorneys, accountants, consultants, brokers, officers, directors, members, employees, and current and prospective partners and lenders (collectively, “Consultants”) solely for the purpose of Purchaser’s evaluation of an acquisition of the Property. Notwithstanding anything to the contrary contained in this Agreement, “Confidential Information” shall not include any (i) documents or information which is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its Consultants; (ii) information which reasonably can be demonstrated to be known to Purchaser or its Consultants prior to its disclosure under that certain Limited Access Agreement between Purchaser and Seller dated April 26, 2018; (iii) information which becomes available to Purchaser or its Consultants on a non-confidential basis from sources other than Seller not bound, to the knowledge of Purchaser, by any legal or other obligation prohibiting the disclosure of Confidential Information by such source to Purchaser. Except as required by a court order or other legal process, Purchaser shall not reveal, disclose, disseminate, publish or communicate to any other persons, parties or entities any Confidential Information without the prior written consent of Seller in each instance, which shall be given or withheld in Seller’s sole and absolute discretion, other than to Purchaser’s Consultants involved in this transaction who have been advised to preserve the Confidential Information in a confidential manlier (collectively, “Permitted Outside Parties”). Purchaser shall be responsible for ensuring that any and all Permitted Outside Parties complies with the provisions of this Paragraph. In permitting Purchaser and the Permitted Outside Parties to review the Property Information or any other Confidential Information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. The provisions of this Paragraph shall survive the termination of this Agreement for a period of 1 year but shall not survive Closing.
2.4    Inspections in General. During the Due Diligence Period, Purchaser and its Consultants shall have the right to enter upon the Property for the purpose of making non-physically invasive inspections at Purchaser’s sole risk, cost and expense. Seller agrees to cooperate reasonably with any such investigations, tests, samplings, analyses, inspections, studies or meetings and interviews made by or at Purchaser’s direction. All of such entries upon the Property shall be at reasonable times during normal business hours and after at least 24 hours prior notice to Seller or Seller’s agent (which notice may be provided telephonically or via email to Matthew Roth: (816) 289-2838 or matthew.roth@bluescopeproperties.com), and Seller or Seller’s agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. Purchaser shall not disturb the tenants on the Property, and Purchaser’s inspection shall be subject to the rights of tenants under their Leases. At Seller’s request, Purchaser shall provide Seller, without warranty, with a copy of the final reports made by third parties on behalf of Purchaser, excluding only market and economic feasibility studies and privileged materials. If any inspection or test damages the Property, Purchaser will repair such damage consistent with the condition of the Property as existed before the inspection or test; provided, however, Purchaser shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate or control any materials not placed on the Property by Purchaser or its Consultants, or to repair or restore any latent condition discovered by Purchaser or its Consultants (as long as Purchaser or its Consultants take reasonable steps not to exacerbate such condition once discovered by Purchaser). Purchaser shall defend, indemnify Seller and hold Seller, together with its affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, property manager and regional property manager (collectively, with Seller, “Seller’s Indemnified Parties”) and the Property harmless from and against any and all losses, costs, damages, claims, or liabilities, including but not limited to, mechanic’s and materialmen’s liens and Seller’s attorneys’ fees, arising from Purchaser’s or its Consultants entry onto the Property, and any inspections performed (or other related actions) by Purchaser with respect to the Property; provided, however, that the foregoing indemnity shall not extend to, and in no event shall Purchaser be liable to any of Seller’s Indemnified Parties for any (i) negligence or misconduct of any of Seller’s Indemnified Parties, (ii) pre-existing condition(s) on or about the Property (except any incremental damage resulting from the exacerbation of such pre-existing condition(s) by Purchaser’s and/or any party acting under Purchaser’s direction for entry onto and investigation of the Property after their discovery of such pre-existing condition(s)), (iii) the displacement or disturbance of materials (to the extent the investigations resulting in such displacement or disturbance are permitted hereunder) not placed on the Property by Purchaser or its Consultants or (iv) any diminution in value in the Property arising from, or related to, matters discovered by any inspections. The provisions of this paragraph shall survive indefinitely any termination of this Agreement.
Before any entry, Purchaser shall provide Seller with a certificate of insurance evidencing the following coverages:

(i)    Worker’s Compensation – Coverage A: statutory amount
Coverage B: Employer’s Liability insurance:
$500,000 Each Accident
$500,000 Disease, Policy Limit
$500,000 Disease, Each Employee

(ii)
Commercial General Liability including contractual liability coverage, on an occurrence basis, including Bodily Injury and Property Damage Liability, Personal and Advertising Injury Liability for the following limits:

General Aggregate             $ 2,000,000
Products - Completed Operations Aggregate    $ 2,000,000
Each Occurrence                $ 1,000,000
Personal and Advertising Injury Liability    $ 1,000,000

Purchaser’s and Consultant’s Commercial General Liability policy shall include an endorsement deleting the contractual liability exclusion contained in the Personal and Advertising Injury Liability coverage.

(iii)	Owned, Hired and Non-Owned Business Automobile liability insurance in an amount no less than $1,000,000 per accident Combined Single Limit for bodily injury and property damage

(iv)
Umbrella Policy (Occurrence form with defense costs outside the limits): $1,000,000 Each Occurrence/$1,000,000 Aggregate Excess of the Employer’s Liability, Commercial General Liability and Automobile Liability coverages on a following form basis, including coverage for Additional Insureds.

All coverage shall remain in effect during any period of entry on the Property by Purchaser or its Consultants and be provided by insurance companies with a current Best’s Rating of A VIII or higher. At the expiration of any such policy, Purchaser will provide to Seller evidence of the renewal or replacement of the aforesaid policies.
2.5    Environmental Inspections and Release. The inspections under Paragraph 2.4 may include a non-invasive Phase I environmental inspection of the Property, but no Phase II environmental inspection or other invasive inspection or sampling of soils or materials, including without limitation construction materials, either as part of the Phase I inspection or any other inspection, shall be performed without the prior written consent of Seller, which may be withheld in its sole and absolute discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work shall be subject to Seller’s review and approval. Purchaser shall deliver to Seller copies of any Phase II or other environmental report to which Seller consents on and subject to the terms of Paragraph 2.4.
Purchaser, for itself and any entity affiliated with Purchaser, waives and releases Seller and its employees, agents, officers, trustees, directors and shareholders from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, existing and future, contingent or otherwise (including any action or proceeding, brought or threatened, or ordered by any appropriate governmental entity) made, incurred, or suffered by Purchaser or any entity affiliated with Purchaser relating to the presence, misuse, use, disposal, release or threatened release of any hazardous or toxic materials, chemicals or wastes at the Property and any liability or claim related to the Property arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, or any other cause of action based on any other state, local, or federal environmental law, rule or regulation, provided however, the foregoing release shall not operate to release any claim by Purchaser against any person or entity other than described above in this paragraph or with respect to any obligation or liability of Seller expressly provided under this Agreement or the documents executed and delivered by Seller at or in connection with Closing in accordance with this Agreement (the “Closing Documents”). The provisions of this paragraph shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing Documents.
Purchaser’s
Initials:     /s/ A.K.

2.6    Termination During Due Diligence Period. Purchaser shall have the right to terminate this Agreement for any or no reason by giving to Seller notice of termination before the expiration of the Due Diligence Period. Upon such termination, the Earnest Money shall be immediately released to Purchaser, and neither party shall have any further rights or liabilities hereunder except for those provisions which survive the termination of this Agreement.
2.7    Purchaser’s Reliance on its Investigations. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES IN PARAGRAPH 6.5 AND 7.1 AND ANY WARRANTIES IN THE CLOSING DOCUMENTS (COLLECTIVELY, THE “SELLER’S WARRANTIES”) AND ANY COVENANTS, INDEMNITIES AND OBLIGATIONS OF SELLER UNDER THIS AGREEMENT THAT SURVIVE CLOSING OR THAT ARE CONTAINED IN THE CLOSING DOCUMENTS (COLLECTIVELY, THE “SELLER’S COVENANTS”), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER AGREES TO ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER’S WARRANTIES AND SELLER’S COVENANTS. EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO (A) FITNESS FOR ANY PARTICULAR PURPOSE, (B) MERCHANTABILITY, (C) DESIGN, (D) QUALITY, (E) CONDITION, (F) OPERATION OR INCOME, (G) COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, (H) ABSENCE OF DEFECTS, (I) ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, (J) ABSENCE OF FAULTS, (K) FLOODING, OR (L) COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT. WITHOUT LIMITATION ON SELLER’S WARRANTIES AND SELLER’S COVENANTS, PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THAT PURCHASER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER’S BEHALF CONCERNING THE PROPERTY. WITHOUT LIMITATION ON SELLER’S WARRANTIES AND SELLER’S COVENANTS, AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND PURCHASER AGREE THAT PURCHASER IS TAKING THE PROPERTY “AS IS” WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT THERE IS NO WARRANTY BY SELLER THAT THE PROPERTY IS FIT FOR A PARTICULAR PURPOSE. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, IT IS NOT RELYING UPON ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION WITH RESPECT TO THE PROPERTY CONDITION, BUT IS RELYING UPON THE EXAMINATION OF THE PROPERTY. PURCHASER TAKES THE PROPERTY UNDER THE EXPRESS UNDERSTANDING THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES (EXCEPT SELLER’S WARRANTIES). THE PROVISIONS OF THIS PARAGRAPH 2.7 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS.
Purchaser’s
Initials:     /s/ A.K.

ARTICLE 3:     TITLE AND SURVEY REVIEW
3.1    Delivery of Title Report. No later than May 15, 2018, Seller shall cause to be delivered to Purchaser a preliminary report or title commitment issued by the Title Company (the “Title Report”), covering the Property, together with copies of all documents referenced in the Title Report and a survey (the “Survey”) of the Property.
3.2    Title Review and Cure. Purchaser shall notify Seller in writing of any title objections no later than on May 22, 2018 (the “Objection Deadline”). Seller shall have no obligation to cure any title objections except monetary liens created based on the agreements of Seller (excluding any inchoate (i.e., “unfiled”) liens related to the Ongoing Work, collectively, “Seller Liens”), which Seller Liens Seller shall cause to be released at the Closing. Seller may, but shall not be obligated to, attempt to cure by the Closing Date any title objections noted by Purchaser other than Seller Liens. If Seller elects not to cure any title objection, or fails to cure any title objection by the Closing Date, in each case other than Seller Liens, then Purchaser shall either (i) terminate this Agreement by written notice to Seller given on or before 10 days after receipt of any notice by Seller that it elects not to cure or cannot cure any title objections, if earlier, the Closing Date, and the Earnest Money shall be refunded to Purchaser, or (ii) waive such title objections, in which event the Closing shall occur and Purchaser shall accept title to the Property subject to such title condition, subject to Seller’s foregoing obligation to cause all Seller Liens to be released. Failure to so terminate shall constitute Purchaser’s election to proceed under clause (ii). Notwithstanding anything contained herein, if the Title Report or the Survey are re-issued or updated after the Objection Deadline, Purchaser shall have the right to object (each, a “New Objection”) to any additional material or adverse matter disclosed or contained (each, a “New Title Document Matter”) in any such update (but excluding any matters related to the Public Improvements). If Seller is unable or unwilling to cure any such New Title Document Matter to the sole satisfaction of Purchaser (in Purchaser’s sole and absolute discretion) within the lesser of 5 days following receipt by Seller of a New Objection or the Closing Date, Purchaser shall have the right either to (a) terminate this Agreement by written notice to Seller given on or before 10 days after receipt of any notice by Seller that it elects not to cure or cannot cure any title objections, if earlier, the Closing Date, and the Earnest Money shall be refunded to Purchaser, or (b) waive such title objections, in which event the Closing shall occur and Purchaser shall accept title to the Property subject to such title condition, subject to Seller’s foregoing obligation to cause all Seller Liens to be released. Failure to so terminate shall constitute Purchaser’s election to proceed under clause (b). Those items approved by Purchaser or deemed approved by Purchaser are hereinafter referred to as the “Permitted Exceptions.”
3.3    Title Policy. At Closing, as a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser a 2006 ALTA form of extended coverage Owner’s Policy of Title Insurance (the “Title Policy”), issued by the Title Company, dated the date and time of recording of the Deed in the amount of the Purchase Price, insuring Purchaser as owner of fee simple title to the Property and subject only to the Permitted Exceptions and without exception for any Seller Liens. If the foregoing condition is not satisfied at Closing, Purchaser may elect to terminate this Agreement, whereupon the Earnest Money shall be immediately released to Purchaser, and neither party shall have any further rights or liabilities hereunder except for those provisions which survive the termination of this Agreement. The Title Policy may be delivered after Closing if that is customary in the locality and the Title Company irrevocably commits at Closing to so deliver the Title Policy.
ARTICLE 4:     OPERATIONS AND RISK OF LOSS
4.1    Ongoing Operations. During the pendency of this Agreement, Seller shall carry on its business and activities relating to the Property substantially in the same manner as it did before the Effective Date. Seller shall maintain all casualty and liability insurance in place as of the Effective Date with respect to the Property in amounts and with deductibles substantially the same as existing on the Effective Date.
4.2    Performance under Leases and Service Contracts. During the pendency of this Agreement, Seller will perform its material obligations under the Leases and Service Contracts and other agreements that may affect the Property.
4.3    Contracts. During the pendency of this Agreement, Seller will not modify any Service Contracts or enter into any contract or agreement that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business required to deal with emergency situations that are terminable without cause on 30 days’ notice, without the prior consent of the Purchaser, which shall not be unreasonably withheld or delayed prior to the end of the Due Diligence Period and which may be given or withheld in Purchaser’s sole discretion thereafter. Seller agrees to terminate by written notice to the other party thereto and as otherwise required pursuant thereto, effective as of the Closing, all of the contracts that Purchaser does not, by written notice to Seller given on or prior to the expiration of the Due Diligence Period, elect to assume. All contracts that Purchaser elects to assume by written notice to Seller given on or prior to the expiration of the Due Diligence Period shall constitute “Assumed Service Contracts.” Any property management and leasing contracts for the Property shall be terminated prior to Closing, with the exception of the Leasing Commission Agreement. For purposes of clarification, the Leasing Commission Agreement, subject to the provisions of Section 5.2(d), shall be assigned to Purchaser or assumed by Purchaser at Closing. Seller shall pay all termination costs, liquidated damages, fees and/or expenses related to contracts that do not constitute Assumed Service Contracts. Notwithstanding the foregoing, Seller shall not terminate the Ongoing Work Contract (hereinafter defined), provided that Seller shall remain solely obligated under the Ongoing Work Contract, it being understood and agreed that Purchaser shall have no liability or obligations under the Ongoing Work Contract.
4.4    Leasing Arrangements.  During the pendency of this Agreement, Seller shall not, without Purchaser’s consent (which shall not be unreasonably withheld or delayed prior to the end of the Due Diligence Period and which may be given or withheld in Purchaser’s sole discretion thereafter), enter into new leases or amendments, expansions or renewals of existing Leases. Prior to the end of the Due Diligence Period, Purchaser shall be deemed to have consented to any new lease or amendment, expansion, or renewal of an existing Lease if it has not notified Seller specifying with particularity the matters to which Purchaser reasonably objects, within 5 days after its receipt of Seller’s written request for consent, together with a copy of the Lease, amendment, expansion, or renewal and any and all related leasing commission agreements and obligations. At Closing, Purchaser shall reimburse Seller to the extent provided in Paragraph 6.2 for commissions and the cost of tenant improvements paid by Seller with respect to new leases and amendments, expansions or renewals of existing Leases that were entered into pursuant to this Paragraph 4.4 and shall assume in writing Seller’s obligation under such commission agreements and contracts for tenant improvements if and to the extent expressly identified pursuant to this Paragraph 4.4 and approved or deemed approved by Purchaser pursuant to this Paragraph 4.4 (any such commission agreements, the “New Commission Agreements”). If the rent commencement date of any such new lease or expansion or renewal of any existing Lease falls before the Closing Date, the amount of commission and tenant improvements reimbursable by Purchaser shall be in the proportion that the length of the period from the rent commencement date to the Closing Date bears to the length of the period from the Closing Date to the end of the noncancellable term applicable to such Lease, expansion or renewal.
4.5    Damage or Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding which is commenced or has been threatened before the Closing, and risk of loss to the Property due to fire, flood or any other cause before the Closing, shall remain with Seller. If before the Closing the Property or any portion thereof shall be materially damaged, or if the Property or any portion thereof shall be subjected to a bona fide threat of condemnation or shall become the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, then Purchaser may terminate this Agreement by written notice to Seller given within 5 days after Purchaser learns of the damage or taking, in which event the Earnest Money shall be returned to Purchaser. If the Closing Date is within the aforesaid 5-day period, then Closing shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the damage is not material, this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Purchaser any insurance proceeds that may thereafter be made for such damage or destruction giving Purchaser a credit at Closing for any deductible or self-insured or uninsured amount under such policies. For the purposes of this paragraph, the phrases “Material damage” and “Materially damaged” means (i) damage reasonably exceeding $250,000 to repair, (ii) damage resulting in material access to the Property, or a material portion of the parking, being permanently destroyed, (iii) damage that is self-insured or uninsured (unless Seller elects to give Purchaser a full credit for any such amount), or (iv) damage that would give rise to the right of any tenant to terminate its Lease, which right such tenant has not irrevocably waived in writing.
4.6    Ongoing Work. Seller and Purchaser acknowledge that Seller is in the process of causing the completion of the work described in the Construction Addendum to the Maintenance Supply Lease (collectively, the “Ongoing Work”) pursuant to the Ongoing Work Contract. Seller covenants and agrees to diligently pursue the completion of the Ongoing Work in accordance with the Ongoing Work Contract and the Maintenance Supply Lease and in compliance with all applicable laws and regulations. Prior to the Closing, Seller shall deliver to Purchaser and the Title Company interim lien waivers (on a 30-day trailing basis) with respect to all portions of the Ongoing Work completed prior to the Closing. Following the Closing, Seller’s performance of the Ongoing Work shall be pursuant to an Ongoing Work Escrow Agreement (the "Holdback Agreement”), which shall be in the form attached hereto as Exhibit D. To secure Seller’s obligation to complete the Ongoing Work, an amount estimated to be 125% of the cost of the Ongoing Work (based on evidence satisfactory to Purchaser in its reasonable discretion) which remains to be completed shall be withheld from Seller’s proceeds at Closing and placed into escrow with Escrow Agent as a holdback (the “Ongoing Work Holdback”). The Ongoing Work Holdback shall be disbursed by Escrow Agent in accordance with a Holdback Agreement. Purchaser and Seller shall deliver or cause to be delivered at Closing the fully-executed Holdback Agreement. Upon completion of the Ongoing Work, Seller shall assign to Purchaser all guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction of the Ongoing Work. The obligations of Seller hereunder shall survive the Closing.
4.7    Conveyance of Public Improvements. In connection with Seller’s development of the Property, Seller has built certain public improvements (i.e., gravity sanitary sewer, force main and lift station, and potable water system, collectively, the “Public Improvements”). Prior to Closing, and notwithstanding anything in this Agreement to the contrary, Seller shall convey the Public Improvements to the City of Ocoee, a Florida municipal corporation (the “City”) and concurrently enter into that certain Maintenance, Materials, And Workmanship Agreement With Letter of Credit (the “Maintenance Agreement”) between Seller (as “Developer”) and the City in the form delivered to Purchaser pursuant to Paragraph 2.1 of this Agreement. At Closing Seller shall assign its obligations under the Maintenance Agreement first arising following Closing to Purchaser and Purchaser shall assume the same, and, no later than 30 days after Closing, Purchaser shall replace Seller’s letter of credit (approximately $75,000) posted with the City and request that the City promptly return Seller’s letter of credit to Seller. The provisions of this paragraph shall survive indefinitely any Closing of this Agreement and shall not be merged into the Closing documents.
4.8    Marketing. Seller shall not actively market the Property for sale, and not solicit, accept, or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein (except as expressly permitted by this Agreement), or sell, contribute or assign any interest in the Property.

ARTICLE 5:     CLOSING
5.1    Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent whereby Seller, Purchaser and their attorneys need not be physically present and may deliver documents by overnight air courier or other means.
5.2    Conditions to the Parties’ Obligations to Close. The obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder is contingent upon the following:
(a)    The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, subject to any Seller modifications hereafter made to a Property Representation (as defined and provided for in Paragraph 7.1);
(b)    As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;
(c)    There shall exist no actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement;
(d)    The Leasing Commission Agreement shall have either been terminated (in which event such agreement shall not be assigned to Purchaser hereunder), or, Seller shall have amended and restated the Leasing Commission Agreement in its entirety in form and substance acceptable to Purchaser in its sole discretion (in which event the Leasing Commission Agreement, as so amended and restated, shall be assigned to Purchaser at Closing); and
(e)    There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby.
So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. If such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of the other party for breaches of representations and warranties of which the party electing to close had knowledge as of the Closing.
5.3    Seller’s Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:
(a)    Deed. A special warranty deed (the “Deed”) in the form attached hereto as Exhibit F, executed and acknowledged by Seller, conveying, to Purchaser Seller’s title to the Property, subject only to the Permitted Exceptions. Any discrepancy between the description of the Property in the deed from Seller’s immediate grantor and in the Deed shall be quitclaimed by Seller;
(b)    Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale in the form of Exhibit C attached hereto, executed by Seller;
(c)    State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and
(d)    FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller;
(e)    Title Affidavits. Seller shall execute and deliver to the Title Company such agreements or statements as may be reasonably required by the Title Company in order to issue the Title Policy, including as may be required by the Title Company in order to issue a gap endorsement and delete all standard exceptions to the Title Policy, including, without limitation, the exceptions related to the parties in possession and mechanics’ liens (including, without limitation, with respect to the Ongoing Work); and
(f)    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.4    Purchaser’s Deliveries in Escrow. On or before the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:
(a)    Purchase Price. The Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same‑day federal funds wired for credit into the Escrow Agent’s escrow account. The initial closing step within the escrow shall be for the Title Company to deliver the Purchase Price to Seller;
(b)    Assignment of Leases and Contracts and Bill of Sale. An Assignment of Leases and Contracts and Bill of Sale in form of Exhibit C attached hereto, executed by Purchaser;
(c)    State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and
(d)    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
5.5    Closing Statements/Escrow Fees. At the Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.
5.6    Title Policy. The Title Policy shall be delivered at Closing as provided in Paragraph 3.3.
5.7    Possession. Seller shall deliver possession of the Property to Purchaser at the Closing.
5.8    Post-Closing Deliveries. Immediately after the Closing, Seller shall deliver to the offices of Purchaser’s property manager: the original Leases; copies or originals of all Assumed Service Contracts, receipts for deposits, and unpaid bills; all keys, if any, used in the operation of the Property; and, if in Seller’s possession or control, any “as-built” plans and specifications of the Improvements.
5.9    Notice to Tenants. Seller and Purchaser shall execute at Closing, and deliver to each tenant immediately after the Closing, notices regarding the sale in substantially in the form of Exhibit D attached hereto, or such other form as may be required by applicable state law.
5.10    Closing Costs. At Closing, Purchaser shall pay the cost of any title examination and the premium for the Title Policy, the cost of the Survey up to $20,000, one half of all escrow fees and the cost of recording the Deed. Seller shall pay the cost of the Survey in excess of $20,000, any sales, gross receipts, compensating, documentary, excise, transfer, deed or similar taxes and fees imposed in connection with this transaction, all costs of recording instruments to release any Seller’s Liens or to cure other title matters Seller has elected to cure, and one half of all escrow fees. Each party shall pay its own attorneys’ fees.
5.11    Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.
ARTICLE 6:     PRORATIONS
6.1    Prorations.  If the Purchase Price is received by the Escrow Agent by 1:00 p.m. (Eastern Standard Time) on the Closing Date, the day of Closing shall belong to Purchaser and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. If the cash portion of the Purchase Price not so received by the Escrow Agent by 1:00 p.m. (Eastern Standard Time) on the Closing Date, then the day of Closing shall belong to Seller and such proration shall be made as of the end of the day that is the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Purchaser or charged to Purchaser as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.
(a)    Collected Rent. All collected rent (excluding tenant reimbursements for Operating Expenses) and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of the Closing. Seller shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Purchaser (and Seller, if collected by Seller) shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Purchaser. For a period of 90 days following the Closing, Purchaser will make reasonable efforts, without suit or obligation to declare default or incur any costs, to collect any rents applicable to the period before Closing. Seller may pursue collection as to any rent not collected by Purchaser within 6 months following the Closing Date, provided that Seller shall have no right to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith.
(b)    Operating Costs. Seller, as landlord under the Leases, is currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, “Operating Costs”) in connection with the ownership, operation, maintenance and management of the Property. Seller and Purchaser shall each receive a debit or credit, as the case may be, for the difference between the aggregate tenants’ current account balances for Operating Costs and amount of Operating Costs reimbursable to Seller. Operating Costs for Seller’s period of ownership shall be reasonably estimated by the parties if final bills are not available. Operating Costs that are not payable by tenants either directly or reimbursable under the Leases shall be prorated between Seller and Purchaser.
(c)    Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority that are not yet due and payable and that are not reimbursable by tenants under the Leases as Operating Costs and prorated pursuant to Paragraph 6.1(b) shall be prorated as of the Closing based upon the most recent ascertainable assessed values and tax rates. Seller shall receive a credit for any taxes and assessments paid by Seller (other than through application of additional rents for Operating Costs) and applicable to any period after the Closing.
(d)    Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this Paragraph 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made as soon as reasonably possible after the Closing, to the effect that income and expenses are received and paid by the parties on an accrual basis with respect to their period of ownership. Payments in connection with the final adjustment shall be due within 30 days of written notice (together with reasonable back-up therefor).
6.2    Leasing Costs, Leasing Commissions and Service Contracts. At Closing, Purchaser shall assume the obligation to pay all leasing commissions due after the Closing Date and identified on Schedule 6.2 attached hereto or that become due after the Closing Date pursuant to any New Commission Agreement (collectively, “Purchaser’s Leasing Commissions”). All leasing commissions with respect to the Leases other than Purchaser’s Leasing Commissions shall be paid by Seller. Furthermore, at Closing, Purchaser shall receive a credit at Closing for any “free rent” or abatement periods (for both full and partial abatement of rent) remaining for non-cancellable term under the Leases for periods from and after the Closing Date as identified on Schedule 6.2. Seller and Purchaser acknowledge that, Base Rent under the Lease with Kramer America, Inc., is partially abated for the period following Closing through June 30, 2018 by an amount equal to $26,908.53 per month.
6.3    Tenant Deposits. All tenant security deposits actually received by Seller (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits to the extent so transferred or credited to Purchaser.
6.4    Utilities. Purchaser shall be responsible for making any deposits required with utility companies. The readings and billings for utilities will be made if possible as of the day before the Closing Date, in which case Seller shall pay all such bills and no proration shall be made at the Closing with respect to utility bills. Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary.
6.5    Sale Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, if any claim is made for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall defend, indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.
ARTICLE 7:     REPRESENTATIONS AND WARRANTIES
7.1    Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

(a)    Organization and Authority. Seller has been duly organized and is validly existing as a limited liability company, in good standing in the State of Delaware and is qualified to do business in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
(b)    Conflicts and Pending Action. There is no agreement to which Seller is a party or to Seller’s knowledge binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller of the Property, including condemnation proceedings, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.
(c)    Leases. Seller has provided to Purchaser true, correct and complete copies of the Leases in all material respects; and the Rent Roll delivered to Purchaser accurately reflects, as of its date, prepaid rent, monetary delinquencies, security deposits, current charges for Operating Costs, and expense recoveries, under such Leases. Except for any parties in possession pursuant to, and any rights of possession granted under, the Leases shown on the Rent Roll, Seller has not entered into any other leases, subleases, or other occupancy agreements which would permit or allow for parties in possession of any part of the Property. Seller has not granted to any party any option, rights of first refusal, license or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein. Seller has no knowledge of and has neither given nor received any written notice of default with respect to any of the Leases. Except for the Ongoing Work and as expressly stated Schedule 6.2 attached hereto, all leasing commissions due to brokers under any of the Leases, and, all tenant improvement obligations, concessions and other tenant inducements, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements become payable in the future.
(d)    Service Contracts. The list of Service Contracts delivered to Purchaser pursuant to this Agreement is true, correct, and complete as of the date of its delivery. Neither Seller nor, to Seller’s knowledge, any other party is in material default under any Service Contract.
(e)    Compliance with Law. Except as disclosed to Purchaser as part of the Property Information, Seller has not received any written notice, sent by any governmental authority or agency having jurisdiction over the Property, that the Property or its use is in violation of any law, ordinance, or regulation in any material respect.
(f)    Taxes. Seller has not submitted an application for the creation of any special taxing district affecting the Property, or annexation thereby, or inclusion therein. There is no ongoing appeal with respect to taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full.
(g)    No Contractual or Donative Commitments. Seller has not made any contractual or donative commitments relating to the Property to any governmental authority, quasi-governmental authority, utility company, community association, homeowners’ association or to any other organization, group, or individual which would impose any obligation upon Purchaser to make any contribution or dedication of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Property.
(h)    No Actions. There are no actions, suits, proceedings or claims pending, or to Seller’s knowledge, contemplated or threatened, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to the Property, or the ability of Seller to consummate the transaction contemplated by this Agreement.
(i)    No Bankruptcy. No petition in bankruptcy (voluntary or otherwise), attachment, execution proceeding, assignment for the benefit of creditors, or petition seeking reorganization or insolvency, arrangement or other action or proceeding under federal or state bankruptcy law is pending against or contemplated (or, to Seller’s knowledge, threatened) by or against Seller or any general partner or managing member of Seller.
(j)    Non-Foreign Status/Patriot Act. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate. Purchaser has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law. Seller is not a (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above. To Seller’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
“Seller’s knowledge,” as used in this Agreement means the current actual knowledge of Matthew Roth and Scott Alexander of Seller, without any duty of inquiry or investigation.
Seller’s representations and warranties in subparagraphs (c), (d), (e), (f) and (g) (“Property Representations”) are qualified by any actual knowledge obtained by Purchaser by the expiration of the Due Diligence Period. Seller may further qualify the Property Representations by notice, specifying with reasonable particularity the facts and circumstances known to Seller that make the applicable Property Representation false, misleading or inaccurate, delivered to Purchaser before the Closing Date. If Seller delivers a Property Representation notice within less than 3 business days before the Closing, then the Purchaser may by notice to Seller extend the Closing Date to that day which is 3 business days after the date of receipt of the Property Representation notice. If any Property Representation notice delivered after the Due Diligence Period effects a material adverse change in the matter covered by the applicable Property Representation, then Purchaser, as its sole remedy therefor, (i) may terminate this Agreement by giving written notice to Seller no later than 3 business days after receipt of such Property Representation notice and receive a refund of the Earnest Money, (ii) waive Purchaser’s right to terminate as a result of such change in such Property Representation or (iii) in the event the change in such Property Representation is the result of a default by Seller hereunder, exercise its rights and remedies under Paragraph 8.2 hereof, it being expressly understood that Seller’s provision of such notification shall in no way relieve Seller of any liability for a breach by Seller of any of its representations, warranties, covenants or agreements under this Agreement. “Purchaser’s knowledge” as used in this Agreement means the current actual knowledge of Betsy Kennett and Matt Breaux, provided that such individuals shall be deemed to have actual knowledge of all information contained in the Property Information provided by Seller to Purchaser on or before May 18, 2018, the Title Report (and any update thereto), the Survey, and any estoppels from Tenant’s under the Leases.
7.2    Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:
(a)    Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company, in good standing in the State of Delaware. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms. Notwithstanding the foregoing Purchaser will require approval of its board of directors in order to consummate the acquisition of the Property, which approval shall be deemed to have been obtained if Purchaser does not terminate this Agreement prior to the end of the Due Diligence Period.
(b)    Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
ARTICLE 8:     DEFAULT AND DAMAGES
8.1    Default by Purchaser. If Purchaser shall default in its obligation to purchase the Property pursuant to this Agreement, Seller shall have the right, as its sole and exclusive remedy, to terminate this Agreement and receive the Earnest Money as liquidated damages to recompense Seller for time spent, labor and services performed, and the loss of its bargain. Purchaser and Seller agree that it would be impracticable or extremely difficult to affix damages if Purchaser so defaults and that the Earnest Money, together with the interest thereon, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief hereunder if Purchaser defaults in its obligation to close hereunder. If Purchaser does so default, this Agreement shall be terminated and Purchaser shall have no further right, title, or interest in or to the Property.

8.2    Default by Seller. If Seller defaults in its obligation to sell the Property under this Agreement or otherwise defaults in any material obligation under this Agreement (which remains uncured as of the Closing Date, provided, Seller shall have not less than 5 days’ notice with opportunity to cure, and the Closing Date shall be extended if necessary to afford such cure period), Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Title Company to Purchaser of the Earnest Money and Seller shall reimburse Purchaser for Purchaser’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Purchaser’s due diligence, up to a maximum of $125,000.00, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 90 days of Seller’s default, to the extent permitted by law, Purchaser waiving the right to bring suit at any later date. This Agreement confers no present right, title or interest in the Property to Purchaser and Purchaser agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance. Notwithstanding the foregoing, nothing contained in this Paragraph 8.2 shall limit the rights and remedies of Purchaser with respect to any obligations or liabilities of Seller that survive the Closing or any termination of this Agreement.
ARTICLE 9:     ESCROW INSTRUCTIONS
9.1    Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest‑bearing accounts satisfactory to Purchaser and Seller, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall apply the Earnest Money against the Purchase Price due Seller at Closing.
9.2    Agreement Termination. Upon a termination of this Agreement, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five business days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment. Notwithstanding the foregoing, in the event Purchaser terminates this Agreement in accordance with Paragraph 2.6, the Escrow Agent shall immediately release the Earnest Money to Purchaser.
9.3    Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.
9.4    Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.
ARTICLE 10:     MISCELLANEOUS
10.1    Parties Bound. Except for an assignment pursuant to this Paragraph or Paragraph 10.16, neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. Purchaser may assign all or any portion of this Agreement or its rights hereunder, or delegate all or any portion of its duties or obligations to an affiliate without Seller’s written consent, provided that Purchaser gives Seller notice of the assignment or delegation and that such assignment or delegation does not relieve Purchaser of its obligations hereunder.

For purposes of this Paragraph 10.1, an affiliate of Purchaser shall include (a) any entity that is owned, controlled by or is under common control with Purchaser (a “Purchaser Control Entity”), (b) any entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, and (c) any entity (or subsidiary thereof) that is advised by an affiliate of Industrial Property Advisors LLC.
10.2    Confidentiality. Neither party shall make a public announcement of the transactions contemplated herein, before or for a period of two years after the Closing, without the prior written consent of the other. All of the terms and conditions of this Agreement are confidential, and neither party shall disclose such terms and conditions or the existence of this Agreement to anyone, provided that each party may disclose this Agreement’s terms and conditions and the existence of this Agreement (a) to its affiliates and its legal counsel and other agents and representatives, including prospective partners and lenders, and (b) as required by law, rule, or regulation, including without limitation, any disclosure required by the United States Securities and Exchange Commission or the Australian Stock Exchange. Purchaser shall not record this Agreement or any memorandum of this Agreement.
10.3    Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
10.4    Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
10.5    Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Property is located.
10.6    Survival. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, and agreements contained in this Agreement shall survive the Closing and the execution and delivery of the Deed required hereunder only for a period of 12 months immediately following the Closing Date; provided, however the provisions of Paragraphs 6.1(d), 6.3, 6.5, and 9.1 and Article 10 shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim based upon a misrepresentation or a breach of a warranty contained in Article 7 of this Agreement shall be actionable or enforceable if and only if: (i) notice of such claim is given to the party which allegedly made such misrepresentation or breached such covenant, obligation, warranty or agreement within 12 months after the Closing Date; and (ii) the amount of damages or losses as a result of such claim suffered or sustained by the party making such claim exceeds $35,000; and provided further that the aggregate liability of Seller for any and all such misrepresentations or a breaches of a warranty contained in Article 7 of this Agreement shall be limited to the amount of $1,000,000.00, provided the foregoing limitation shall not apply to attorneys’ fees incurred by Purchaser if Purchaser is the prevailing party in any action or proceeding based on any such misrepresentation or breach.
10.7    No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.
10.8    Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property except for any confidentiality agreement binding on Purchaser, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
10.9    Time.  Time is of the essence in the performance of this Agreement.
10.10    Attorneys’ Fees.  Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.
10.11    Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by electronic mail, in which case notice shall be deemed delivered upon transmission, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by electronic mail or personal delivery and delivered after 5:00 p.m. (Eastern Standard Time) shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.
10.12    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party — shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
10.13    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. (Eastern Standard Time).
10.14    Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.
10.15    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by PDF counterparts of the signature pages.
10.16    Section 1031 Exchange. Seller may consummate the purchase of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Seller’s obligations under this Agreement; (ii) Seller shall effect the Exchange through an assignment of its rights under this Agreement to a qualified intermediary; and (iii) Purchaser shall not be required to take an assignment of the purchase agreement for the replacement property or be required to acquire or hold title to any real property for purposes of consummating the Exchange. Purchaser shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Seller that the Exchange in fact complies with § 1031 of the Code.
10.17    WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.18    Radon Gas Notice. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in the state of Florida. Additional information regarding radon and radon testing may be obtained from your county health department.
10.19    Post-Closing Access to Records. Upon receipt by Seller of Purchaser’s reasonable written request at any time and from time to time within a period from the Closing until the later of 2 years after Closing to enable Purchaser to either (i) comply with any financial reporting requirements applicable to Purchaser or (ii) confirm or complete any tenant reconciliations under the Leases, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours, make all of Seller’s records relating to the Property available to Purchaser for inspection and copying (at Purchaser’s sole cost and expense).
10.20    Information and Audit Cooperation. To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser and upon at least 3 Business Days prior written notice to Seller, within 90 days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser’s auditors to audit the trial balance related to the operation of the Property for the calendar year prior to the Closing Date and for the portion of the calendar year starting on January 1 through the Closing Date. Other than any representation, warranty or covenant otherwise set forth in this Agreement or the documents delivered at Closing, Seller makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Purchaser releases and waives any liability or claims against Seller related to the trial balance or the books and records which may be reviewed and audited.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO
PURCHASE AND SALE AGREEMENT
BY AND BETWEEN
BPG OCOEE 1, LLC
AND
BCI IV ACQUISITIONS LLC
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.
BPG OCOEE 1, LLC,
a Delaware limited liability company

By: /s/ Scott H. Alexander
Name: Scott H. Alexander
Date: May 16, 2018        Title: President

“Seller”

BCI IV ACQUISITIONS LLC,
a Delaware limited liability company

By:         BCI IV Operating Partnership LP, a Delaware limited partner, its sole member

By:         Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

By: /s/ Andrea Karp
Name: Andrea Karp
Date: May 16, 2018        Title: Managing Director

“Purchaser”

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Earnest Money and the interest earned thereon, and shall disburse the Earnest Money and the interest earned thereon, pursuant to the provisions of Article 9.
FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Chad Wilson
Name: Chad Wilson
Date: May 16, 2018    Title: Escrow Office